Exhibit 10.16

Updated February 1, 2024
Upbound Group, Inc. Board Compensation Overview – 2024 Program

	ITEM	2024 AMOUNT
(1)	Annual Retainers – Cash retainer amounts for non-employee directors, Chairman, Committee Chairs and Committee Members.
•Board service (all directors including Chairman) - $85,000
•Chairman - $200,000
•Audit Chair -- $27,500
•Audit Member -- $15,000
•Compensation Chair -- $25,000
•Compensation Member – $10,500
•Governance Chair -- $20,000
•Governance Member -- $10,000

(2)
Special Board Committee Fees – If a non-employee Director serves on a special committee of the Board, the Compensation Committee will determine whether to provide supplemental fees to such Director and the amount of such fees, provided no fees in excess of $30,000/year per Director shall be paid without approval from the Board.
•TBD
(3)
Annual DSU Award – Annual equity award to each non-employee director in the form of Deferred Stock Units pursuant to the LTIP. Each DSU represents the right to receive one share of Upbound Group, Inc. common stock. The award is fully vested upon grant and the shares covered by the award are issued upon the termination of the director’s service as a member of the Board. DSUs do not have voting rights.
•$145,000 in value
(4)
Optional DSU Deferral Awards – Ability to elect each year to defer all/some of the following year’s (1) cash retainers and (2) cash dividends payable on outstanding record date DSUs, into additional DSUs. (based on the closing price of Upbound Group, Inc. stock immediately preceding the date the cash retainers and deferred cash dividends are payable). A company match of 25% is applied to deferred cash retainers and deferred cash dividends when calculating the DSUs.
•Based on amount of cash retainers and cash dividends deferred, plus 25% match
(5)
Cash Dividend Equivalents on DSUs – Unless deferred as described above, the number of DSUs held by a director as of the dividend record date are entitled to receive cash dividends, if and when declared by the Board, as if the DSUs were issued/outstanding shares of Upbound Group, Inc. common stock. Not entitled to any 25% match.
•Based on the number of DSUs held as of the dividend record date and dividend per share